================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                         COMMISSION FILE NUMBER: 0-12185

                            DAUGHERTY RESOURCES, INC.
             (Exact name of Registrant as specified in its charter)

  PROVINCE OF BRITISH COLUMBIA                                 NOT APPLICABLE
(State or other jurisdiction of incorporation or             (I.R.S. Employer
                    organization)                           Identification No.)

    120 PROSPEROUS PLACE, SUITE 201                                40509
          LEXINGTON, KENTUCKY                                    (Zip Code)
(Address of principal executive offices)

                                 NOT APPLICABLE
                              (Full Title of Plan)

             WILLIAM S. DAUGHERTY, 120 PROSPEROUS PLACE, SUITE 201,
                           LEXINGTON, KENTUCKY 40509
                     (Name and Address of Agent for Service)

   TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE: (606) 263-3948

                         CALCULATION OF REGISTRATION FEE

 Title of each class    Amount of shares to    Proposed maximum      Proposed maximum         Amount of
 of securities to be       be registered      offering price per    aggregate offering    registration fee(1)
      registered                                     share                price
Common Stock, without
 par value per                 73,500               $1.00               $73,500.00              $19.40
      share                    22,358               $1.18               $26,382.61              $ 6.97
                               ------                                   ----------              ------
        Total                  95,858                                   $99,882.61              $26.37

(1) The registration fee applies to all of the shares of the Common Stock to be issued as a result of this Registration Statement.


================================================================================

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

           The following documents are incorporated by reference in this Registration Statement:

           (a)    The Registrant's latest annual report.

           (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant's latest report.

           (c) The description of the class of securities to be registered by this Registration Statement, which are registered under
                  Section 12 of the Securities Ace of 1934, and which were more fully described in the Memorandum and Articles of Registrant is 100,000,000 shares of common stock, without par value.

           All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

           Gary M. Smith, Esq., an attorney for the Registrant and the counsel who has rendered an opinion as to the legality of the shares of the Registrant's common stock to be offered by this Registration Statement, will own no shares of such stock that are being registered pursuant to this Registration Statement.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           The directors and officers of the Registrant will be indemnified by the Registrant against all costs, losses expenses and liabilities incurred by any such director or officer in the course of the Registrant's business according to the Registrant's Articles of Association. In addition, all directors and officers are covered by a director's indemnification agreement.

           The foregoing discussion of the Registrant's Articles of Association is not intended to be exhaustive and is qualified in its entirety by such document.

ITEM 8.    EXHIBITS.

           The exhibits listed in the following index are filed as part of this Registration Statement. The exhibits indicated by an asterisk (*) are incorporated by reference.

Exhibit
Number                  Description of Exhibit
------                  ----------------------

3(i)(a)* Memorandum and Articles for Catalina Energy & Resources Ltd., a British Columbia corporation, dated January 31, 1979, filed as an exhibit to Form 10 Registration Statement filed May 25, 1984. File No. 0-12185.

3(i)(b)* Certificate for Catalina Energy & Resources Ltd., a British Columbia corporation, dated November 27, 1981, changing the name of Catalina Energy & Resources Ltd. to Alaska Apollo Gold Mines Ltd., and further changing the authorized capital of the Registrant from 5,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share, filed as an exhibit to Form 10 Registration Statement filed May 25, 1984. File No. 0-12185.

3(i)(c)* Certificate of Change of Name for Alaska Apollo Gold Mines Ltd., a British Columbia corporation, dated October 14, 1992, changing the name of Alaska Apollo Gold Mines Ltd. to Alaska Apollo Resources Inc., and further changing the authorized capital of the Registrant from 20,000,000 shares of common stock, without par value per share, to 6,000,000 shares of common stock, without par value per share. Exhibit 3(i)(c) to Form 10 K/A for the Registrant for the fiscal year ended December 31, 1993. File No. 0-12185.

3(i)(d)* Altered Memorandum of Alaska Apollo Resources, Inc., a British Columbia corporation, dated September 9, 1992, changing the authorized capital of the Registrant from 6,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share. Exhibit 3(i)(d) to Form 10 K/A for the Registrant for the fiscal year ended December 31, 1993. File No. 0-12185.

3(i)(e)* Special Resolution of Alaska Apollo Resources, Inc., a British Columbia Corporation, dated June 22, 1998, changing the name of Alaska Apollo Resources Inc. to Daugherty Resources, Inc. and further changing the authorized capital of the Registrant from 20,000,000 shares of common stock, without par value per share, to 50,000,000 shares of common stock, without par value per share, and authorizing the creation of 6,000,000 shares of preferred stock, without par value per share. Altered Memorandum of Daugherty

                        Resources, Inc., a British Columbia corporation, dated June 24, 1998, changing the authorized common stock of the Registrant from 50,000,000 shares of common stock, without par value per share, to 10,000,000 shares of common stock, without par value per share. Special Resolution of Alaska Apollo Resources Inc., a British Columbia corporation, dated June 22, 1998, consolidating the authorized preferred shares of 6,000,000 shares to 1,200,000 shares. Altered Memorandum of Daugherty Resources, Inc., a British Columbia Corporation, dated June 25, 1998, changing the authorized preferred stock of the Registrant from 6,000,000 shares of preferred stock, without par value per share to 1,200,000 shares of preferred stock, without par value. Filed as an exhibit to Form 8-K, for the Company for reporting an event on June 29, 1998. File No. 0-12185.

3(i)(f)* Special Resolution of Daugherty Resources, Inc. a British Columbia corporation, dated June 30, 1999, changing the authorized capital of the Registration from 10,000,000 shares of common stock, without par value per share, to 100,000,000 shares of common stock, without par value per share, and from 1,200,000 shares of preferred stock, without par value per share, to 5,000,000 shares of preferred stock, without par value per share. Altered Memorandum of Daugherty Resources, Inc., dated June 30, 1999, changing the authorized capital of the Company to 105,000,000 shares divided into 5,000,000 shares of preferred stock, without par value and 100,000,000 common shares without par value. Special Resolution of Daugherty Resources, Inc., a British Columbia corporation, dated June 30, 1999, altering Article 23.1(b) of the Company Articles by substituting a new article 23.1(b) that sets forth the conditions and terms upon which the preferred shares can be converted to common stock. Filed as an exhibit to Form 8-K, for the Company for reporting an event on October 25, 1999. File No. 0-12185

4*                      See Exhibits No. 3(i)(a), (b), (c), (d), (e) and (f).

5                       Opinion of Gary M. Smith, Esq.

24                      Powers of Attorney.

ITEM 9.    UNDERTAKINGS.

           (a)    The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                  (4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

           (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement will be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unforeseeable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Kentucky, on May 4, 2000.

                                DAUGHERTY RESOURCES, INC.



                                By:  /s/ William S. Daugherty
                                    --------------------------------
                                    William S. Daugherty

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                         TITLE                     DATE
         ---------                         -----                     ----

 /s/ William S. Daugherty        Chairman of the Board and        May 4, 2000
 ------------------------                President
   William S. Daugherty

 /s/ Charles L. Cotterell*                Director                May 4, 2000
 -------------------------
   Charles L. Cotterell

   /s/ James K. Klyman*                   Director                May 4, 2000
   --------------------
      James K. Klyman

By:/s/ William S. Daugherty                                       May 4, 2000
   ------------------------
   William S. Daugherty,
     Attorney-in-fact

                            DAUGHERTY RESOURCES, INC.
                DOCUMENTS CONSTITUTING A SECTION 10(a) PROSPECTUS
                  PURSUANT TO A FORM S-8 REGISTRATION STATEMENT

             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933

           In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Daugherty Resources, Inc. (the "Company") with the Securities and Exchange Commission, the following shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933:

           1. GENERAL PLAN INFORMATION.

              (a) The Following letter agreements (the "Letter Agreements") between the Company and Norman T. Reynolds, Esq., George E. Stigger, Esq., and Daryl Greattinger, C.P.A (the "Participants") with respect to the payment of fees and expenses and the shares of the Company's common stock, without par value per share (the "Securities"), and the price per share at which the Securities are to be issued to the Participant in payment of his fees and expenses is more fully described in Exhibit "A" attached hereto and incorporated herein by reference for all purposes:

     Name               Fees and Expenses  Price per Share   Number of Shares
     ----               -----------------  ---------------   ----------------
George E. Stigger        $ 3,057.96             $1.180              2,591
Daryl Greattinger        $ 9,500.00             $1.180              8,051
Andrew P. Bonella        $ 2,500.00             $1.180              2,119
Norman T. Reynolds       $11,324.65             $1.180              9,597
                         ----------             ------              -----
Total                    $26,382.61                                22,358
                         ----------                                ------

              (b) In addition to the Plan Participant described in Paragraph 1(a) above, various officers, directors and employees of the Company are also Plan Participants. Pursuant to resolutions passed by the Board of Directors of the Company, these persons have been granted bonuses to be payable in Securities of the Company, at a price per share equal to $1.00, in the following amounts:

                      Name of the Employee                      Number of Shares
                      --------------------                      ----------------
                      William S. Daugherty                            25,000
                      William G. Barr III                             15,000
                      D. Michael Wallen                               15,000
                      Kathy Cornelison                                 2,500
                      Ronnie H. Meeks                                  2,500
                      Jerry S. Higgins                                 1,000
                      Donald L. Brown                                  2,500
                      Timothy B. Smith                                 2,000
                      Charles Cash                                     2,500
                      Elloise Gibson                                     500
                      Clarence R. Smith                                5,000
                                                                       -----
                      Total                                           73,500

              (c) The Letter Agreement and the minutes containing the resolutions of the Board of Directors of the Company granting the bonuses to the employees described herein constitute and employee benefit plan as described in Rule 405 promulgated under the Securities Act of 1933 (the "Plan"). The Securities will be offered pursuant to the Plan.

              (d) The general nature and purpose of the Plan is to allow for the payment of fees and bonuses due and owing by the Company to the Participants in the form of the Company's registered Securities. The Plan will terminate as soon after June 30, 2000 as the Securities called for in the Plan have been issued to the Participants, which date will not exceed
                   June 30, 2000. It is not contemplated that the Plan will be subject to modification or extension.

              (e) The Plan does not have any administrators. However, the participants may contact the Company at the address or telephone number described in Paragraph 11 below to obtain additional information about the Plan.


              (f) The Plan is not subject to the Employee Retirement Income Security Act of 1974. All of the Participants are employees, consultants or advisors who have provided bona fide services to the Company, none of such services being in connection with the offer or sale of Securities of the Company in a capital-raising transaction.

           2. SECURITIES TO BE OFFERED. The Securities to be offered pursuant to the Plan are shares of the Company's common stock, without par value per share. The common stock of the Company has been registered under Section 12 of the Securities Exchange Act of 1934.

           3. EMPLOYEES WHO MAY PARTICIPATE IN THE PLAN. Only the Participants described above may participate.


           4. PURCHASE OF SECURITIES PURSUANT TO THE PLAN AND PAYMENT FOR SECURITIES OFFERED.

              (a) Each Participant may participate in the Plan only for so long as it takes to file the Registration Statement and issue the Securities to the Participants as called for herein. Thereafter, no Participant shall have any further interest in the Plan. The only Securities to be purchased by a Participant are described herein or in a Participant's particular Letter Agreement. The purchase price per share of the Company's Securities for each of the Participants is as set forth above.

              (b) Payment for the Securities to be purchased by any of the Participants pursuant to the Plan will be the extinguishments of any further liability by the Company to any such Participant with respect to the obligations described herein.

               (c) There will be no reports delivered to the Participants as to the amounts and status of their accounts.

               (d) The Securities will be issued to the Participants, who may sell the Securities in the open market. The Company will receive no fees or other compensation for the Securities other than the extinguishments of the debts to the Participants as described herein.

           5. RESALE RESTRICTIONS. There will be no restrictions on the resale of the Securities by the Participants.

           6. TAX EFFECTS OF PLAN PARTICIPATION. The receipt of the Securities by the Participants will be the receipt of ordinary income since the Securities will have been received by the Participants in exchange for services. Consequently, the Participants will be taxed currently for the value of the Securities pursuant to
               Section 61 of the Internal Revenue Code of 1986, as amended.

           7. INVESTMENT OF FUNDS. There is no provision under the Plan whereby the Participants may direct the investment of all or any part of the assets in the Plan.

           8. WITHDRAWAL FROM THE PLAN; ASSIGNMENT OF INTEREST: No Participant will be able to withdraw from, terminate, or assign its interest in the Plan.

           9. FORFEITURES AND PENALTIES: There is no event, which could, under the Plan result in forfeiture by, or a penalty held under the Plan.

           10. CHANGES AND DEDUCTIONS, AND LIENS THEREFORE. There are no changes and deductions that may be made against the Participants, the Securities, or assets of the Plan, or the creation of any lien on any funds, securities, or other property held under the Plan.

           11. INFORMATION CONTAINED IN THE REGISTRATION STATEMENT. The Company shall furnish to the Participants, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of the Registration Statement, all of such documents being incorporated by reference in this Section 10(a) Prospectus. The Company shall also furnish to the Participants, without charge, upon written or oral request, any other documents required to be delivered to employees of the Company pursuant to Rule 428(b) promulgated under the Securities Act of 1933. Any such request should be directed to the Company at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, telephone (859) 263-3948, and telecopier (859) 263-4228.

           12. INFORMATION CURRENTLY FURNISHED. Each Participant has been furnished with a copy of the Company's Form 10-KSB for the fiscal year ended December 31, 1999.

           13. INFORMATION TO BE FURNISHED IN THE FUTURE. The Company shall deliver to each Participant copies of all reports, proxy statements and other communications distributed to its security-holders generally, and such material shall be sent or delivered no later than the time that it is sent to security-holders of the Company.

           Attachments:

           Exhibit "A-1, A-2, A-3 and A-4"- The Letter Agreements

                               NORMAN T. REYNOLDS
                                 ATTORNEY AT LAW
                             POST OFFICE BOX 131326
                            HOUSTON, TEXAS 77219-1326
                            TELEPHONE: (713) 752-4512
                           TELECOPIER: (713) 752-4221
                        E MAIL: ntreynolds@compuserve.com


May 4, 2000

Mr. William S. Daugherty
Daugherty Petroleum, Inc
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509

         Re:  Invoices of Norman T. Reynolds and Form S-8 Registration Statement

Dear Bill:

         As we discussed, I agree to take shares of the common stock of Daugherty Resources, Inc., in payment of all fees and expenses due and owing to me through April 15, 2000, which total $11,324.65, and which will be registered pursuant to Form S-8 Registration Statement. It is understood that the stock I will receive will be valued at $1.180 per share and, as a result, I will receive 9,597 shares. It is further understood that the Form S-8 Registration Statement will be filed immediately and that the shares of the sock will be issued immediately upon the effectiveness of the Registration Statement, and all other applicable laws and regulations.


                                        Very truly yours,



                                        /s/ Norman T. Reynolds
                                        ----------------------
                                        Norman T. Reynolds






                                   EXHIBIT A-1

                               GEORGE E. STIGGER
                                ATTORNEY AT LAW
                             101 WASHINGTON STREET
                                 P.O. BOX 1293
                         HENDERSON, KENTUCKY 42419-1293
                             TELEPHONE (270)827-5636
                               FAX (270) 827-5646


May 4, 2000

Mr. William S. Daugherty
Daugherty Petroleum, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509

Re: Invoices of George E. Stigger and Form S-8 Registration Statement

Dear Bill:

As we discussed, I agree to take shares of the common stock of Daugherty Resources, Inc., in payment of all fees and expenses due and owing to me through April 15, 2000, which total $3,057.96, and which will be registered pursuant to Form S-8 Registration Statement. It is understood that the stock I will receive will be valued at $1.18 per share And, as a result, I will receive 2,591 shares. It is further understood that the Form S-8 Registration Statement will be filed immediately and that the shares of the stock will be issued immediately upon the effectiveness of the Registration Statement, and all other applicable laws and regulations.


                           Very truly yours,



                           /s/ George E. Stigger
                           ---------------------
                           George E. Stigger


                              EXHIBIT A-2

                            DARYL GREATTINGER, C.P.A.
                               1994 N. MAIN STREET
                           MONTICELLO, KENTUCKY 42633



May 4, 2000


Mr. William S. Daugherty
President
Daugherty Petroleum, Inc.
120 Prosperous Place
Suite 201
Lexington, Kentucky 40509

Re: Invoices of Daryl Greattinger and Form
    S-8 Registration Statement

Dear Bill:

As discussed, I agree to take shares of common stock in Daugherty Resources, Inc. in payment of all my fees and expenses due and owing to me for professional services rendered through April 15, 2000, in the total amount of $9,500.00 and which will be registered pursuant to a Form S-8 Registration Statement. It is understood that the stock I will receive will be valued at $1.18 per share and, as a result, I will receive 8,051 shares. It is further understood that the Form S-8 Registration Statement will be filed immediately and that my shares of stock will be issued immediately upon the effectiveness of the Registration Statement, and all other applicable laws and regulations.

Very truly yours,


/s/ Daryl Greattinger
---------------------
Daryl Greattinger






                                   EXHIBIT A-3

                               ANDREW P. BONCELLA
                          RT. #1, BOX 267K, FITCH ROAD
                              BOONVILLE, NY. 13309

May 4, 2000

Mr. Williams S. Daugherty
Daugherty Petroleum, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509

     Re: Invoices of Andrew P. Boncella and Form S-8 Registration Statement

Dear Bill:

     As we discussed, I agree to take shares of the common stock of Daugherty Resources, Inc., in payment of my fees and expenses due and owing to me through April 15, 2000, which total $2,500.00, and which will be registered pursuant to Form S-8 Registration Statement. My fees and expenses are in regard to my trip to Unga Island, Alaska, to assist Mike Patrick in the detonation of 30 cases of plastic explosives. It is understood that the stock I will receive will be valued at $1.18 per share and, as a result, I will receive 2,119 shares. It is further understood that the Form S-8 Registration Statement will be filed immediately and that the shares of the stock will be issued immediately upon the effectiveness of the Registration Statement, and all other applicable laws and regulations.


                                             Very truly yours,

                                             /s/ Andrew P. Boncella
                                             ----------------------
                                             Andrew P. Boncella


                                  EXHIBIT A-4